Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan and the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors of our report dated June 1, 2016, with respect to the combined consolidated financial statements and schedule of Park Hotels & Resorts Inc. included in its Registration Statement on Form 10 (File No. 001-37795), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

December 23, 2016